UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2021

RumbleOn, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-38248	46-3951329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 W. Walnut Hill Lane		75038
Irving, Texas		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code (214) 771-9952

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement

On November 8, 2021, RumbleOn, Inc. (the “Company” or “RumbleOn”) entered into a Membership Interest Purchase Agreement (the “Agreement”) with TPEG Freedom Powersports Investors LLC, a Texas limited liability company (“FPI”), Kevin Lackey (“Lackey”), Sanjay Chandra (“Chandra,” and collectively with FPI and Lackey, the “Sellers” and each, a “Seller”), the optionholders of Freedom Powersports, LLC (“FPS”) and Freedom Powersports Real Estate LLC (“FPS-RE,” and together with FPS, the “Acquired Companies”), and Trinity Private Equity Group, LLC, a Texas limited liability company, as the representative of the Sellers (the “Sellers’ Representative”). FPS owns and operates powersports retail dealerships involving sales, financing, and parts and service of new and used motorcycles, ATVs, UTVs, scooters, side-by-sides, sport bikes, cruisers, watercraft, and other powersports vehicles, and FPS-RE owns certain real property upon which the FPS powersports dealerships operate.

The Agreement provides that the Company will acquire 100% of the equity in the Acquired Companies in exchange for proceeds, net of approximately $27 million in mortgage debt at FPS-RE to be assumed or refinanced by RumbleOn, of approximately $100 million (the “Net Proceeds”) through a combination of cash (the “Cash Consideration”) and up to 30% of the Net Proceeds in shares of the Company’s Class B common stock (the “Share Consideration”) to be valued at the 10-day VWAP (as defined in the Agreement) before closing. Ten percent (10%) of the Cash Consideration and ten percent (10%) of the Share Consideration and an additional $500,000 will be escrowed at the closing and will be released to Sellers in accordance with to the terms of the Agreement. The Company does not anticipate raising additional equity capital to finance the Cash Consideration.

Each of the Company and the Sellers has provided customary representations, warranties, and covenants in the Agreement. The completion of the transaction is subject to various closing conditions, including the receipt of all manufacturer consents to the transaction.

The Agreement contains termination rights for both the Company and the Sellers' Representative. Both the Company and the Sellers' Representative have the right to terminate the Agreement if the closing of the transaction does not occur on or before January 31, 2022, subject to rights of the parties to extend the termination date for up to three (3) consecutive periods of thirty (30) days, as set forth in the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement a copy of which is attached hereto as Exhibit 2.1, and is incorporated herein by reference.

Registration Rights and Lock-Up Agreement

In connection with the transaction, on November 8, 2021, the Company entered into a registration rights and lock-up agreement, by and among the Company and certain equity holders of the Acquired Companies (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement (i) the Company agreed to file a resale registration statement for the Registrable Securities (as defined in the Registration Rights Agreement) no later than thirty (30) days following the closing of the transaction, and to use commercially reasonable efforts to cause the registration statement to become effective as promptly as practicable following such filing, (ii) the equity holders were granted certain piggyback registration rights with respect to registration statements filed subsequent to the closing of the transaction, and (iii) the Lock-Up Holders (as defined in the Registration Rights Agreement) agreed, subject to certain customary exceptions, not to sell, transfer or dispose of any Company common stock for a period of one hundred and eighty (180) days from the closing of the Transaction.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure included in Item 1.01 above is incorporated herein by reference. The issuances of shares of the Company's Class B common stock in the transaction above will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with Section 4(a)(2) and Regulation D, Rule 506 thereunder, as transactions by an issuer not involving a public offering.

Item 8.01.	Other Events.

On November 9, 2021, the Company issued a press release announcing the signing of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Membership Interest Purchase Agreement, dated November 8, 2021.
10.1	Registration Rights and Lock-Up Agreement, dated November 8, 2021.
99.1	Press release, dated November 9, 2021.

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: November 9, 2021	By:	/s/ Marshall Chesrown
Marshall Chesrown
Chief Executive Officer

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